Exhibit 99.1


   Linens 'n Things Announces Estimated First Quarter 2003 Results


    CLIFTON, N.J.--(BUSINESS WIRE)--April 10, 2003--Linens 'n Things, Inc. (NYSE:LIN) today announced that it is lowering its guidance for earnings per share for the first quarter ended April 5, 2003 to the range of $0.04 to $0.05 per share on a fully diluted basis, from the previous outlook of $0.10 to $0.12 per diluted share. The Company reported earnings of $0.12 per diluted share for the same period last year. The current guidance includes the impact of a charge of $0.03 per share on a fully diluted basis in connection with the departure of the company's President announced earlier this year. Excluding this charge, the range of earnings per share for the first quarter ended April 5, 2003 is currently expected to be $0.07 to $0.08 per share on a fully diluted basis.
    Net sales increased approximately 5% to $480 million for the first quarter ended April 5, 2003, up from $457 million for the same period last year. Comparable store net sales for the first quarter declined approximately 3.2%.
    Norman Axelrod, chairman and chief executive officer, commented, "Overall, sales for the first quarter of 2003, which covers the period January 5, 2003 through April 5, 2003, were difficult as a result of a series of external factors. Inclement weather significantly impacted sales in February, particularly during President's Day weekend, while the economy, weak consumer confidence and the official start of war in Iraq have continued to depress consumer traffic. In addition, the timing of the Easter selling season will occur in the second quarter of 2003 compared to the first quarter of 2002. Although the retail environment remains challenging, we are committed to those initiatives that are aimed at improving our guest shopping experience. These initiatives are on track and remain a priority for 2003.
    "We expect our gross margin to be strong for the first quarter, however, SG&A will be deleveraged as revenue in the first quarter is seasonally lower, and therefore, our results are more sensitive to changes in comparable store sales.
    "We plan to provide an update for our second quarter and full year earnings outlook at the time of our first quarter conference call scheduled for April 23, 2003," Mr. Axelrod concluded.
    The Company will release its first quarter earnings report on April 23rd and conduct its quarterly earnings call at 9:00 a.m. EST on the same day. You can listen to the call through our Web site at www.lnt.com linking through the "Investor Relations" page. A replay of this call can be accessed at the same Web site address.
    Linens 'n Things, with 2002 sales of $2,184.7 million, is one of the leading, national large format retailers of home textiles, housewares and home accessories. As of April 5, 2003 the Company was operating 400 stores in 45 states and four provinces across the United States and Canada. More information about Linens 'n Things can be found online at www.lnt.com.

    This outlook is based on current expectations and assumptions and includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. The Company can give no assurances that such expectations and assumptions will prove correct.

    The foregoing contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The statements are made a number of times and may be identified by such forward-looking terminology as "expect," "believe," "may," "will," "could", "intend," "plan," "target" and terms or variations of such terms. All of our information and statements regarding our outlook for the future constitutes forward-looking statements. All our forward-looking statements are based on our current expectations, assumptions, estimates and projections about our Company and involve certain significant risks and uncertainties, including levels of sales, store traffic, acceptance of product offerings and fashions, the success of our new business concepts and seasonal concepts, the success of our new store openings, competitive pressures from other home furnishings retailers, the success of the Canadian expansion, availability of suitable future store locations, schedule of store expansion and of planned closings, the impact of the bankruptcies and consolidations in our industry, unusual weather patterns, the impact on consumer spending as a result of the slower consumer economy, a highly promotional retail environment, any significant variations between actual amounts and the amounts estimated for those matters identified as our critical accounting estimates as well as other significant accounting estimates made in the preparation of our financial statements, the impact of the hostilities in the Middle East and the possibility of hostilities in other geographic areas as well as other geopolitical concerns, including the potential impact of SARS health concerns particularly on manufacturing and production in Asia. Actual results may differ materially from such forward-looking statements. These and other important risk factors are included in the "Risk Factors" section of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on June 18, 2002, and may be contained in subsequent reports filed with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.


    CONTACT: Linens 'n Things, Inc., Clifton
             William T. Giles, 973/815-2929